Exhibit 10.5

AGREEMENT

This Agreement (the “Agreement”) is made and entered into at Minneapolis, Minnesota, this 19th day of October 2005 by and between Westurn Cedar Supply, Inc., a Minnesota corporation (“Westurn”), and National Storm Management, Inc., a Nevada corporation, and its wholly-owned subsidiary. KSMS – Minnesota, Inc., a Minnesota corporation (d/b/a/WRS or other assumed name) (collectively “KSMS”).

RECITALS:

WHEREAS, Westurn has been engaged in the business of roofing within the State of Minnesota (the “Territory”) for a number of years, and has developed an excellent reputation within the construction and roofing industry, and

WHEREAS, KSMS has represented to Westurn that it has substantial experience in the business of residential and commercial roofing, is able to perform residential and commercial roofing work in a first class manner, and that KSMS intends to perform residential and commercial roofing work exclusively as it relates to hail damage jobs that will be covered by insurance claims so that it will not be in competition with Westurn; and

WHEREAS, Westurn desires to contract with KSMS so as to leverage KSMS’s experience in the performance of services as contemplated under this Agreement, but subject to all of the covenants, undertakings, limitations and restrictions provided in this Agreement.

NOW, THEREFORE, in consideration of the covenants and undertakings herein provided, and other good and valuable consideration, the receipt and sufficiency of which is hereby reciprocally acknowledged, IT IS AGREED AS FOLLOWS:

1.             Preamble.  The foregoing preamble shall form a part of this Agreement.

2.             Work to be Performed.  Subject to all of the covenants, undertakings, limitations and restrictions provided in this Agreement during the Term of this Agreement, KSMS shall:

a.               Under the trade name of Westurn Roofing & Siding, but under KSMS’s contractor license, solicit services (phone solicitations and door to door) and enter into contracts (“Contracts”) in connection with the repair of (i) residential and commercial roofs, (ii) gutters, (iii) siding, (iv) related damage related to or caused by hail and storms (items (i), (ii), (iii), and (iv), collectively referred to as the “Business”) within the Territory. Westurn hereby licenses the trade name Westurn Roofing & Siding on an exclusive basis in the Territory for the Term to KSMS for the purpose of the Business. KSMS will deliver to Westurn, a copy of each contract within three (3) business days of execution. KSMS will use its own telephone number which will be registered to its office to solicit prospective customers. This telephone number will remain as property of Westurn upon termination or expiration of this Agreement. KSMS will stop using marketing materials with the Westurn name immediately upon expiration or termination of this Agreement.

b.               Obtain all necessary permits and provide, at its own expense, all the necessary labor and materials to perform the Business related Contracts. KSMS will establish its own line of credit with applicable local suppliers. Westurn will use commercially reasonable efforts to assist in facilitating discussions between KSMS and applicable local suppliers. KSMS will use Westurn as a supplier to the extent of Westurn’s ability to provide products to KSMS on a timely and competitive basis.

3.             Fees.  In accordance with the procedure described in Section 4 of this Agreement, KSMS agrees to pay Westurn a fee (the “Fee”) in consideration for KSMS’s ability to use Westurn’s name hereunder, which Fee shall be determined as follows:

a.               The fee shall be a percentage of the Gross Sales price of each Contract obtained and performed by KSMS during the term of this Agreement, determined as follows:

i.              six point five percent (6.5%) until total fees paid to Westurn equal $406,250.

ii.             five point five percent (5.5%) after total fees paid to Westurn exceed $406,250.

iii.            four point five percent (4.5%) after total fees paid to Westurn exceed $750,000.

iv.            three point five percent (3.5%) after total fees paid to Westurn exceed $1,031.250.

b.               The term Gross Sales price as used herein, shall mean any and all amounts to be paid under all Business related Contracts, including, but not limited to, materials, labor overhead and profit, warranty premiums, and any other monies directly or indirectly related to the contracts solicited by and work performed by KSMS.

4.             KSMS will establish its own independent Bank account and give copies of deposit slips to Westurn. All deposits for KSMS will be made to KSMS’s Bank less the applicable percentage set forth in section 3a above made to Westurn’s bank one business day after KSMS’s deposit.

5.             Audit. KSMS shall keep accurate and complete records of the Contracts, and Westurn shall have the right to review all of KSMS’s books and records related to the Business once in every calendar quarter. KSMS shall provide Westurn with access to its books and records upon reasonable notice as required to complete the review described in the immediately preceding sentence. This review shall be performed during KSMS’s regular business hours.

Provided, further, Westurn shall have the right to hire an independent accounting firm to audit KSMS’s records once every calendar year, and if it is determined in connection with such audit that the amount of Gross Sales have been understated, and that such understatement of Gross Sales is in excess of five (5) percent for the period being audited, KSMS shall reimburse Westurn for the cost of such audit. In any event, KSMS shall promptly pay to Westurn the amount of the Fee determined to be due from such review of audit, plus interest at twelve (12%) percent per annum from the date any payments are due.

6.             Westurn Representations and Warranties.  As an inducement for KSMS to enter into this Agreement, Westurn represents and warrants to KSMS as follows:

a.               Westurn will provide KSMS with all necessary marketing material. Subject to the restrictions contained in Section 7f, Westurn will not contest, sue, seek a judgment or injunction against KSMS for KSMS’s use of Westurn name in sales literature, contracts, and letterhead, as well as any marketing material that may support the Business. KSMS agrees to pay for any copies and/or creation of new or existing marketing literature.

b.               Westurn holds all licenses of governmental authorities and agencies necessary to conduct its business operations of residential roofing in the Territory and will continue to hold all such permits, licenses and approvals during the Term of this Agreement.

c.               Westurn may inspect the quality of each job completed by KSMS to ensure the work satisfies city codes. The inspection shall take place within seven (7) days of a newly installed roof. KSMS will be responsible, at its own expense, for providing people (labor) and materials for any problems and repairs relating to its performance noted by Westurn.

d.               During the term of the Agreement, KSMS will honor all the labor warranties described in Section 7c. Upon termination of this Agreement, Westurn will honor the KSMS labor warranties described in Section 7c, which labor warranties begin once the job is completed. KSMS agrees to reimburse Westurn for any labor warranty work performed on a time and material basis at customary rates then in effect at the time such work is performed. Payment shall be due within 30 days of receipt of an invoice from Westurn for warranty work. All such payments shall be made out of a joint Westurn and KSMS account to be established on expiration or termination of this Agreement which shall be funded by a deposit from KSMS equal to $50.00 per Business related Contract. To the extent that funds in the account are not sufficient to reimburse Westurn, KSMS shall make payment to Westurn. KSMS shall be entitled to withdraw one-third of the then account balance eighteen (18) months after expiration or termination of this Agreement, and an additional one-third of the then account balance thirty-six (36) months after expiration or termination of this Agreement. Any funds remaining in the account five (5) years after expiration or termination of this Agreement shall be paid to KSMS, subject however, to offset for any other obligations of KSMS under this Agreement that have not been fully performed or satisfied.

7.              KSMS Representations and Warranties.  As an inducement for Westurn to enter into this Agreement, KSMS represent and warrant to Westurn as follows:

a.               KSMS holds all licenses of governmental authorities and agencies necessary to conduct its business operations in the Territory and will continue to hold all such permits, licenses and approvals during the Term of this Agreement.

b.               KSMS will only engage in the repair and replacement of commercial and residential roofs, gutters, siding and related damage as it relates to hail and storm damage within the Territory, and it will not enter into any agreement with any other third party to perform commercial and residential roofing, gutter or siding repair in the Territory during the term of this Agreement, unless the parties otherwise agree in writing; provided, however, KSMS will be entitled to engage in the repair and replacement of commercial roofs and related damage that is not related to hail and storm damage with the Territory during the Term.

c.               KSMS, at its own expense, will obtain all necessary permits and provide all the labor and materials, with the materials being of the same or better quality of that used by Westurn, for each Contract and it will be responsible for all administration expenses connected therewith, including but not limited to billing and collection expenses. KSMS will perform all labor in a manner which meets or exceeds all applicable code requirements and Westurn’s standards. KSMS will provide Westurn with a copy of permits obtained by KSMS on a weekly basis.

d.               KSMS will offer a maximum of: (i) five (5) year labor warranty on each roofing job; (ii) a one (1) year labor warranty on all gutter jobs; and (iii) a two (2) year labor warranty on each siding job.

e.               KSMS has substantial experience in installing and repairing residential and commercial roofs, gutters and siding, and will hire experienced and competent contractors to perform the roofing work, provided, however, that it will not hire any contractors who have been hired by Westurn in the previous twelve months without first receiving permission from

Westurn KSMS will handle all customer relations, i.e., complaints, repairs, problems resulting from its activities under this Agreement.

f.                KSMS has paid-in-capital, and funds available for working capital, sufficient to conduct its contemplated business operations. KSMS will pay all of its vendors and suppliers when due, and will not be in default of any of its credit obligations.

g.               During the Term of this Agreement, other than phone solicitations and door to door solicitations in the Territory, KSMS will not market, promote, or otherwise advertise its services, unless it receives Westurn’s prior written consent. KSMS will conduct all phone and door to doors solicitations in a professional and business like manner and will not harass prospective customers. All efforts to collect monies owed under Contracts will also be done in a professional and business like manner.

h.               KSMS agrees to provide in its employees appropriate minimum wages and benefits, and obtain and maintain appropriate coverage for them under all benefit and other programs as may be required by law or contract with its employees or their collective bargaining representatives. KSMS also agrees and understands that it must maintain all appropriate records and information concerning its employees’ receipt of such wages and benefits.

i.                KSMS agrees that it will provide its employees with coverage under Minnesota Workers’ Compensation and Unemployment Compensation Program, and that it will maintain all appropriate records and information concerning its payment of premiums and its employees’ coverage under these programs. KSMS will provide Westurn with its certificate of coverage under these programs. KSMS will provide Westurn with its certificate of coverage upon execution of this Agreement. KSMS will ensure that any of its subcontractors also provide its employees with coverage under the Minnesota Workers’ Compensation and Unemployment Compensation Program. KSMS also will provide Westurn with certificates of coverage of its subcontractors.

j.                KSMS agrees to pay all local, state and federal taxes resulting from its activities contemplated under this Agreement.

k.               KSMS will not take any action that jeopardizes or in any way may harm the reputation of the Westurn roofing name.

l.                KSMS acknowledges and agree that it has responsibility for the compliance with all the requirements of the Occupational Safety and Health Act of 1970 as amended and the regulations thereunder.

m.              KSMS acknowledges and agree that it has responsibility for the compliance with all the requirements of the Occupational Safety and Health Act of 1970 as amended and the regulations thereunder.

n.               KSMS agrees to have all out of state salesmen get a Minnesota license plate to the best of their ability.

8.              Insurance.  KSMS agrees to provide and maintain general liability insurance coverage, in an amount not less than $2,000,000.00 combined single limit per occurrence and a $2,000,000.00 general aggregate, providing coverage for completed operations, products liability and contractual liability. KSMS shall also provide automobile liability coverage with limits of not less than $1,000,000.00 for each accident. KSMS’s insurance carriers must be rated at least an A-minus by A. M. Best. KSMS shall require any subcontractors used by it to perform work on the Business related Contracts to have similar insurance coverage. KSMS shall provide Westurn with a Certificate of Insurance naming Westurn as an additional named insured on KSMS’s policy and shall provide that Westurn shall receive at least thirty (30) days written notice prior to cancellation, non-renewal or alteration in the terms of the policies.

9.              Non-Competition.  KSMS acknowledges that Westurn’s willingness to contract with KSMS as provided herein is based upon the fact that this would be a beneficial relationship in any way. KSMS agrees to be engaged exclusively in the services described in the definition of Business in Section 2 as it relates to hail and storm damage and insurance claims; provided, however, KSMS retains the right to engage in commercial roofing repair and replacement not related to hail and storm damage and regardless of insurance claims. KSMS will not compete with Westurn in the non-hail or storm damage residential roofing, gutter and siding business in the Territory during the Term of this Agreement. KSMS agrees that these non-competition restrictions shall apply to National Storm Management, Inc., and any and all of its subsidiaries or related organizations, and all of their collective officers, directors and key employees. Neither Westurn nor KSMS will solicit, hire, or contract employees or subcontractors of the other party during the term of this Agreement.

10.            Confidential Information.  All information, including but not limited to customer lists and trade secrets concerning Westurn and its business disclosed to KSMS hereunder, whether such information is communicated orally or in writing, shall be considered confidential information and retained in confidence by KSMS and shall not be published or disclosed to any person, firm, corporation, or entity except as expressly authorized by Westurn. All tangible confidential information shall be returned to the Westurn immediately upon termination of this Agreement. All contracts and job files shall be delivered to Westurn immediately upon termination of this Agreement, subject however to the right of KSMS to have access to such records for business purposes during normal business hours. Westurn agrees that KSMS can issue press releases regarding the Agreement.

11.            Relationship of the Parties.  The parties are independent contractors and under no circumstances are either to be deemed a legal representative, express or implied agent, employee, or officer of the other party.

12.            Indemnity.  KSMS shall defend, indemnify, and hold harmless Westurn and its subsidiaries, affiliates, successors, assigns, and agents from and against all claims, demands, actions, lawsuits, judgment, decrees, losses, damages, liabilities, fines, costs and expenses, including claim investigation expenses, reasonable attorney fees and amounts paid in defense or settlement (“Damages”), which may arise on account of KSMS’s work under the Business related Contracts or KSMS’s failure to perform any of its obligations under this Agreement and the relationship contemplated by this Agreement. Westurn shall defend, indemnify and hold harmless KSMS and its subsidiaries, affiliates, successors and assigns for any Damages relating to a breach of this Agreement by Westurn.

13.            Agreement Term and Termination.

a.               Subject to the termination provisions set forth below, this Agreement shall become effective upon execution, and shall continue in effect for an initial term of one (1) year (the “Initial Term”). After the Initial Term, this Agreement may be extended by the mutual agreement of the parties. Either party shall have the right to terminate this Agreement at anytime upon ninety (90) days prior written notice. If the Agreement expires after the Initial Term or is terminated by either party as provided in this section 13a, KSMS will complete all Contracts existing as of the day of termination or expiration, subject to the terms and conditions provided herein.

b.               Notwithstanding the provisions contained in Section 13a above, Westurn shall have the right to terminate this Agreement sooner than with ninety (90) days notice if in its sole discretion, it determines that KSMS’s actions have caused damage or harm to the Westurn name or reputation. In the event Westurn name has been damaged or harmed, Westurn will notify KSMS in writing of this fact, and KSMS will then have three (3) days upon receipt to provide Westurn with its plan of action (“Plan”) to remedy the situation. If after thirty (30) days following Westurn’s receipt of such Plan, Westurn feels the situation cannot be remedied, then the Agreement may be terminated immediately by Westurn. If the Agreement is terminated as provided in this 13b, KSMS retains the right to complete any and all unfinished Contracts as of the date of termination and to collect any and all monies thereon subject to the terms and conditions provided herein.

c.               If this Agreement is terminated as provided in 13b, KSMS agrees that the fee provided in 2a shall be five and one-half percent (5.5%) of the Gross Sales Price of such Contract obtained and performed by KSMS during the term of this Agreement, instead of the percentages stated in 2a, and that the balance of any Fees not yet paid shall be due within ninety (90) days of the date of termination. In addition, Westurn shall be entitled to be paid by KSMS for any and all actual damages, excluding incidental and consequential damages, occasioned by KSMS’s actions, failure to act, or breach of this Agreement.

14.            Non-Assignability.  This agreement is personal to KSMS, and is non-assignable or transferable. The duties of KSMS hereunder are not delegable to any other person, firm or corporation, directly or indirectly, without the prior written consent of Westurn; provided, however, that KSMS shall be entitled to the subcontractors hereunder. This Agreement is binding on the successors and permitted assigns of the parties.

15.            Entire Agreement.  The parties reciprocally agree that this Agreement represents whole and entire the understanding of the parties, and that no modification shall be effective unless reduced to writing and signed by the parties herein.

16.            Survival.  The provisions contained in this Agreement which by their nature would go beyond termination or expiration, including but not limited to (i) Fee payments on Contracts signed before termination or expiration but not completed until after termination or expiration (ii) indemnity obligations, (iii) insurance obligations, and (iv) non-compete obligations, shall survive termination or expiration of this Agreement.

17.            Construction.  This Agreement shall be construed and governed in accordance with the laws of the State of Minnesota.

18.            Arbitration.  The parties agree that any dispute arising hereunder shall be submitted to an independent arbitrator located in Minneapolis, Minnesota pursuant to the rules of the American Arbitration Association.

IN WITNESS WHEREOF, the parties above have duly executed this Agreement on the date first above written.

Westurn Cedar Supply, Inc.		National Storm Management, Inc.

By:	/s/ Thomas G. Balkins	By:	/s/ Brian Southard

KSMS-Minnesota, Inc.

		By:	/s/ Brian Southard